Exhibit 10.2

TheraCoat Ltd.

THE 2010 ISRAELI SHARE OPTION PLAN

(IN COMPLIANCE WITH AMENDMENT NO. 132 OF THE ISRAELI TAX ORDINANCE, 2002)

THERACOAT LTD.

ISRAELI 2010 SHARE OPTION PLAN

This plan, as amended from time to time, shall be known as TheraCoat Ltd. 2010 Israeli Share Option Plan (the “ISOP”).

1.	PURPOSE OF THE ISOP

The ISOP is intended to provide an incentive to retain, in the employ of the Company (as defined below) and its Affiliates (as defined below), persons of training, experience, and ability, to attract new employees, directors, consultants, service providers and any other entity which the Board shall decide their services are considered valuable to the Company (as defined below), to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company (as defined below) by providing them with opportunities to purchase shares in the Company (as defined below), pursuant to the ISOP.

2.	DEFINITIONS

For purposes of the ISOP and related documents, including the Option Agreement, the following definitions shall apply:

2.1. “Affiliate” means any “employing company” within the meaning of Section 102(a) of the Ordinance.

2.2. “Applicable Laws” means the requirements relating to the administration of share option plans under applicable corporate laws, securities laws, any stock exchange or quotation system on which the Shares (as defined below) are listed or quoted and the applicable laws of any other country or jurisdiction where Options are granted under the ISOP.

2.3. “Approved 102 Option” means an Option granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Optionee.

2.4. “Board” means the Board of Directors of the Company.

2.5. “Capital Gain Option” or “CGO” as defined in Section 5.4 below.

2.6. “Cause” means any of the following: (a) the Optionee’s theft, dishonesty, or falsification of any Company documents or records; (b) the Optionee’s improper use or disclosure of the Company’s confidential or proprietary information; (c) any deliberate action by the Optionee which has a detrimental effect on the Company’s reputation or business; (d) the Optionee’s failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (e) any material breach of the Optionee of any employment agreement between the Optionee and the Company, which breach is not cured pursuant to the terms of such agreement; or (f) the Optionee’s conviction of any criminal act which impairs the Optionee’s ability to perform his, her or its duties with the Company. For purposes of the definition of Cause, with respect to an Optionee employed by or providing services to an Affiliate of the Company, “Company” shall include Affiliate employing or engaging the services of the Optionee.

2.7. “Chairman” means the chairman of the Committee.

2.8. “Committee” means a share option compensation committee appointed by the Board, which shall consist of no fewer than two members of the Board.

2.9. “Company” means TheraCoat Ltd., an Israeli company.

2.10. “Companies Law” means the Israeli Companies Law 5759-1999.

2.11. “Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.12. “Date of Grant” means, the date of grant of an Option, as determined by the Board and set forth in the Optionee’s Option Agreement.

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ISRAELI 2010 SHARE OPTION PLAN

2.13. “Director” means a member of the Board of Directors of the Company, or any Affiliate.

2.14. “Disability” means physical or mental infirmity which impairs Optionee’s ability to substantially perform his duties, which continues for a period of at least sixty (60) consecutive days.

2.15. “Employee” means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding Controlling Shareholder. An Employee’s employment shall not be deemed to have been terminated in the case of (i) any leave of absence approved by the Company (or by the Affiliate that employs the person) or (ii) transfers between locations of the Company (or Affiliate that employs the person) or between the Company, any of its Affiliates, or any successor. No such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. Neither service as a Director nor payment of a director’s fee shall be sufficient to constitute “employment”.

2.16. “Expiration date” means the date upon which an Option shall expire, as set forth in Section 10.2 of the ISOP.

2.17. “Fair Market Value” means as of any date, the value of a Share determined at the sole discretion of the Board.

The Board may adopt, at its sole discretion, the following value determination mechanism:

2.17.1. If the Shares are listed on any established stock exchange or a national market system, the Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported, or such other source as the Board deems reliable. Without derogating from the above, solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the Date of Grant the Company’s shares are listed on any established’ stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the Date of Grant, the Fair Market Value of a Share at the Date of Grant shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the Date of Grant or on the thirty (30) trading days following the date of registration for trading, as the case may be;

2.17.2. If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, or;

2.17.3. In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board at its sole discretion.

2.18. “IPO” means the initial public offering of the Company’s shares.

2.19. “ISOP” means this 2010 Israeli Share Option Plan.

2.20. “ITA” means the Israeli Tax Authorities.

2.21. “Non-Employee” means a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.

2.22. “Ordinary Income Option” or “OIO” as defined in Section 5.5 below.

2.23. “Option” means an option to purchase one or more Shares of the Company pursuant to the ISOP.

2.24. “102 Option” means any Option granted to Employees pursuant to Section 102 of the Ordinance.

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ISRAELI 2010 SHARE OPTION PLAN

2.25. “3(i) Option” means an Option granted pursuant to Section 3(i) of the Ordinance to any person who is Non-Employee.

2.26. “Optionee” means a person who receives or holds an Option under the ISOP.

2.27. “Option Agreement” means the share option agreement between the Company and an Optionee that sets out the terms and conditions of an Option.

2.28. “Ordinance” means the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

2.29. “Purchase Price” means the price for each Share subject to an Option.

2.30. “Section 102” means Section 102 of the Ordinance as now in effect or as hereafter amended.

2.31. “Share” means the ordinary shares, NIS 0.01 par value each, of the Company.

2.32. “Successor Company” means any entity the Company is merged into or is acquired by, in which the Company is not the surviving entity.

2.33. “Transaction” means (i) merger, acquisition or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of all or substantially all of the assets of the Company.

2.34. “Trustee” means any individual appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.35. “Unapproved 102 Option” means an Option granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

2.36. “Vested Option” means any Option, which has already been vested according to the Vesting Dates.

2.37. “Vesting Dates” means, as determined by the Board or by the Committee, the date as of which the Optionee shall be entitled to exercise the Options or part of the Options, as set forth in Section 11 of the ISOP.

3.	ADMINISTRATION OF THE ISOP

3.1. The Board shall have the power to administer the ISOP either directly or upon the recommendation of the Committee, all as provided by applicable law and in the Company’s Articles of Association. Notwithstanding the above, the Board shall automatically have residual authority if no Committee shall be constituted or if such Committee shall cease to operate for any reason.

3.2. The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as the Chairman shall determine. The Committee shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.3. The Committee shall have the power to recommend to the Board and the Board shall have the full power and authority to: (i) designate participants; (ii) determine the terms and provisions of the respective Option Agreements, including, but not limited to, the number of Options to be granted to each Optionee, the number of Shares to be covered by each Option, provisions concerning the time and the extent to which the Options may be exercised and the nature and duration of restrictions as to the transferability or restrictions constituting substantial risk of forfeiture and to cancel or suspend awards, as necessary; (iii) determine the Fair Market Value of the Shares covered by each Option; (iv) make an election as to the type of Approved 102 Option; and (v) designate the type of Options(vi) alter any restrictions and conditions of any Options or Shares subject to any Options (vii) interpret the provisions and supervise the administration of the ISOP; (viii) accelerate

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ISRAELI 2010 SHARE OPTION PLAN

the right of an Optionee to exercise in whole or in part, any previously granted Option; (ix) determine the Purchase Price of the Option; (x) prescribe, amend and rescind rules and regulations relating to the ISOP; and (xi) make all other determinations deemed necessary or advisable for the administration of the ISOP.

3.4. Notwithstanding the above, the Committee shall not be entitled to grant Options to the Optionees, however, it will be authorized to issue Shares underlying Options which have been granted by the Board and duly exercised pursuant to the provisions herein in accordance with Section 112(a)(5) of the Companies Law.

3.5. The Board shall have the authority to grant, at its discretion, to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having a purchase price equal to, lower than or higher than the Purchase Price of the original Option so surrendered and canceled and containing such other terms and conditions as the Committee may prescribe in accordance with the provisions of the ISOP.

3.6. The interpretation and construction by the Committee of any provision of the ISOP or of any Option Agreement thereunder shall be final and conclusive unless otherwise determined by the Board.

4.	DESIGNATION OF PARTICIPANTS

4.1. The persons eligible for participation in the ISOP as Optionees shall include any Employees and/or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Employees may only be granted 102 Options; (ii) Non-Employees may only be granted 3(i) Options; and (iii) Controlling Shareholders may only be granted 3(i) Options.

4.2. The grant of an Option hereunder shall neither entitle the Optionee to participate nor disqualify the Optionee from participating in, any other grant of Options pursuant to the ISOP or any other option or share plan of the Company or any of its Affiliates.

4.3. Anything in the ISOP to the contrary notwithstanding, all grants of Options to directors and office holders shall be authorized and implemented in accordance with the provisions of the Companies Law or any successor act or regulation, as in effect from time to time.

5.	DESIGNATION OF OPTIONS PURSUANT TO SECTION 102

5.1. The Company may designate Options granted to Employees pursuant to Section 102 as Unapproved 102 Options or Approved 102 Options.

5.2. The grant of Approved 102 Options shall be made under this ISOP adopted by the Board as described in Section 16 below, and shall be conditioned upon the approval of this ISOP by the ITA.

5.3. Approved 102 Option may either be classified as Capital Gain Option or Ordinary Income Option.

5.4. Approved 102 Option elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) shall be referred to herein as CGO.

5.5. Approved 102 Option elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) shall be referred to herein as OIO.

5.6. The Company’s election of the type of Approved 102 Options as CGO or OIO granted to Employees (the “Election”), shall be appropriately filed with the ITA before the Date of Grant of an Approved 102 Option. Such Election shall become effective beginning the first Date of

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ISRAELI 2010 SHARE OPTION PLAN

Grant of an Approved 102 Option under this ISOP and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Options. The Election shall obligate the Company to grant only the type of Approved 102 Option it has elected, and shall apply to all Optionees who were granted Approved 102 Options during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Options simultaneously.

5.7. All Approved 102 Options must be held in trust by a Trustee, as described in Section 6 below.

5.8. For the avoidance of doubt, the designation of Unapproved 102 Options and Approved 102 Options shall be subject to the terms and conditions set forth in Section 102 of the Ordinance and the regulations promulgated thereunder.

5.9. With regards to Approved 102 Options, the provisions of the ISOP and/or the Option Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit, and the said provisions and permit shall be deemed an integral part of the ISOP and of the Option Agreement. Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the ISOP or the Option Agreement, shall be considered binding upon the Company and the Optionees.

6.	TRUSTEE

6.1. Approved 102 Options which shall be granted under the ISOP and/or any Shares allocated or issued upon exercise of such Approved 102 Options and/or other shares received subsequently following any realization of rights, including without limitation bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the Optionees for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the “Holding Period”). In the case the requirements for Approved 102 Options are not met, then the Approved 102 Options may be treated as Unapproved 102 Options, all in accordance with the provisions of Section 102 and regulations promulgated thereunder.

6.2. Notwithstanding anything to the contrary, the Trustee shall not release any Shares allocated or issued upon exercise of Approved 102 Options prior to the full payment of the Optionee’s tax liabilities arising from Approved 102 Options which were granted to him and/or any Shares allocated or issued upon exercise of such Options.

6.3. With respect to any Approved 102 Option, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, an Optionee shall not sell or release from trust any Share received upon the exercise of an Approved 102 Option and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Optionee.

6.4. Upon receipt of Approved 102 Option, the Optionee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the ISOP, or any Approved 102 Option or Share granted to him thereunder.

7.	SHARES RESERVED FOR THE ISOP; RESTRICTION THEREON

7.1. The Company shall from time to time reserve, out of its authorized but unissued share capital, such number of Shares as the Board deems appropriate (subject to the Articles of Association) for the purposes of this ISOP and/or for the purposes of any other share option plans which have

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ISRAELI 2010 SHARE OPTION PLAN

previously been, or may in the future be, adopted by the Company, subject to adjustment as set forth in Section 9 below. Any Shares which remain unissued and which are not subject to then outstanding Options at the termination or expiration of this ISOP shall cease to be reserved for the purpose of this ISOP, but may continue to be reserved for other share option plans then in effect, and in any event, until termination of this ISOP the Company shall at all times reserve sufficient number of Shares to meet the requirements of any then outstanding Options. Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, the Shares subject to such Option may again be subjected to a new Option under this ISOP or under the Company’s other share option plans, provided, however, that Shares that have actually been issued under this ISOP shall not be returned to the pool under this ISOP and shall not become available for future distribution under this ISOP.

7.2. Each Option granted pursuant to the ISOP, shall be evidenced by a written Option Agreement between the Company and the Optionee, in such form as the Board or the Committee shall from time to time approve. Each Option Agreement shall state, among other matters, the number of Shares to which the Option relates, the type of Option granted thereunder (whether a CGO, OIO, Unapproved 102 Option or a 3(i) Option), the Vesting Dates, the Purchase Price per share, the Expiration Date and such other terms and conditions as the Committee or the Board in its discretion may prescribe, provided that they are consistent with this ISOP.

7.3. Until the consummation of an IPO, such Shares shall be voted by an irrevocable proxy (the “Proxy”) pursuant to the directions of the Board, such Proxy to be assigned to the Trustee, who will abstain from any and all votes. The Trustee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him/her, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of such Proxy unless arising out of such member’s own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the person(s) may have as a director or otherwise under the Company’s Articles of Association, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise. Without derogating from the above, with respect to Approved 102 Options, such shares shall be voted in accordance with the provisions of Section 102 and any rules, regulations or orders promulgated thereunder.

8.	PURCHASE PRICE

8.1. The Purchase Price of each Share subject to an Option shall be equal to the Share’s Fair Market Value or as otherwise determined by the Board in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Board from time to time. Each Option Agreement will contain the Purchase Price determined for each Option covered thereby (but in any event, not less than the nominal value of the Share issuable upon exercise thereof).

8.2. The Purchase Price shall be payable upon the exercise of the Option in a form satisfactory to the Committee, including without limitation, by cash, check or wire transfer. The Committee shall have the authority to postpone the date of payment on such terms as it may determine.

8.3. The Purchase Price shall be denominated in the currency of the primary economic environment of, either the Company or the Optionee (that is the functional currency of the Company or the currency in which the Optionee is paid) as determined by the Company.

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ISRAELI 2010 SHARE OPTION PLAN

9.	ADJUSTMENTS

Upon the occurrence of any of the following described events, Optionee’s rights to purchase Shares under the ISOP shall be adjusted as hereafter provided:

9.1. In the event of a Transaction, or if the Company is voluntarily liquidated or dissolved while unexercised Options remain outstanding under the ISOP, the Company shall immediately notify all unexercised Option holders of such event, and the Option holders shall then have twenty (20) days to exercise any unexercised Vested Option held by them at that time, in accordance with the exercise procedure set forth herein, or in the case of a merger or acquisition - to convert such Options into options in the acquiring or merging entity, all pursuant to the Board’s determination and full discretion. Notwithstanding the above and subject to any applicable law, the Board shall have full power and authority to determine different mechanisms with respect to unexercised Options outstanding under the ISOP.

9.2. If the outstanding shares of the Company shall at any time be changed or exchanged by declaration of a share dividend (bonus shares), share split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of the Shares subject to the ISOP or subject to any Options therefore granted, and the Purchase Prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate Purchase Price, provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding shares. Upon happening of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the ISOP (as set forth in Section 7 hereof), in respect of which Options have not yet been exercised, shall be appropriately adjusted, all as will be determined by the Board whose determination shall be final.

9.3. Anything herein to the contrary notwithstanding, if prior to the completion of the IPO all or substantially all of the shares of the Company are to be sold, or in case of a Transaction, all or substantially all of the shares of the Company are to be exchanged for securities of another Company, then each Optionee shall be obliged to sell or exchange, as the case may be, any Shares such Optionee purchased under the ISOP, in accordance with the instructions issued by the Board in connection with the Transaction, whose determination shall be final.

10.	TERM AND EXERCISE OF OPTIONS

10.1. Options shall be exercised by the Optionee by giving written notice to the Company, in such form and method as may be determined by the Company and when applicable, by the Trustee in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Company and the payment of the Purchase Price at the Company’s principal office. The notice shall specify the number of Shares with respect to which the Option is being exercised.

10.2. Options, to the extent not previously exercised, shall terminate forthwith upon the earlier of: (i) the date set forth in the Option Agreement; (ii) the expiration of seven (7) years from the Date of Grant, or (iii) the expiration of any extended period in any of the events set forth in Section 10.5 below.

10.3. The Options may be exercised by the Optionee in whole at any time or in part from time to time, to the extent that the Options become vested and exercisable, prior to the Expiration Date, and provided that, subject to the provisions of section 10.5 below, the Optionee is employed by or providing services to the Company or any of its Affiliates, at all times during the period beginning with the granting of the Option and ending upon the date of exercise.

10.4. Subject to the provisions of Section 10.5 below, in the event of termination of Optionee’s employment or services, with the Company or any of its Affiliates, all Options granted to such Optionee will immediately expire. A notice of termination of employment or service shall be deemed to constitute termination of employment or service. For the avoidance of doubt, in case of such termination of employment or service, the unvested portion of the Optionee’s Option shall not vest and shall not become exercisable.

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ISRAELI 2010 SHARE OPTION PLAN

10.5. Notwithstanding anything to the contrary hereinabove and unless otherwise determined in the Optionee’s Option Agreement, an Option may be exercised after the date of termination of Optionee’s employment or service with the Company or any Affiliates during an additional period of time beyond the date of such termination, but only with respect to the number of Vested Options at the time of such termination according to the Vesting Dates, if:

10.5.1. termination is without Cause, in which event any Vested Option still in force and unexpired may be exercised within a period of ninety (90) days after the date of such termination; or-

10.5.2. termination is the result of death or Disability of the Optionee, in which event any Vested Option still in force and unexpired may be exercised within a period of twelve (12) months after the date of such termination; or -

10.5.3. prior to the date of such termination, the Committee shall authorize an extension of the terms of all or part of the Vested Options beyond the date of such termination for a period not to exceed the period during which the Options by their terms would otherwise have been exercisable.

10.5.4. For avoidance of any doubt, if termination of employment or service is for Cause, any outstanding unexercised Option (whether vested or non-vested), will immediately expire and terminate, and the Optionee shall not have any right in connection to such outstanding Options.

10.6. To avoid doubt, the Optionees shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of any Option, nor shall they be deemed to be a class of shareholders or creditors of the Company for purpose of the operation of Sections 350 and 351 of the Companies Law or any successor to such section, until registration of the Optionee as holder of such Shares in the Company’s register of shareholders upon exercise of the Option in accordance with the provisions of the ISOP, but in case of Options and Shares held by the Trustee, subject to the provisions of Section 6 above.

10.7. Any form of Option Agreement authorized by the ISOP may contain such other provisions as the Committee may, from time to time, deem advisable.

10.8. With respect to Unapproved 102 Option, if the Optionee ceases to be employed by the Company or any Affiliate, the Optionee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

11.	VESTING OF OPTIONS

11.1. Subject to the provisions of the ISOP, each Option shall vest following the Vesting Dates and for the number of Shares as shall be provided in the Option Agreement. However, no Option shall be exercisable after the Expiration Date. Unless the Committee provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence.

11.2. Unless otherwise stated in the Optionee’s Option Agreement, all Options granted pursuant to this ISOP, shall vest annually, in eight (4) equal portions, over a 4-year period from its Date of Grant, with twenty five percent (25%) of such Option becoming vested at the end of each twelve (12) month period following the Date of Grant.

11.3. An Option may be subject to such other terms and conditions on the time or times when it may be exercised, as the Board may deem appropriate. The vesting provisions of individual Options may vary.

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ISRAELI 2010 SHARE OPTION PLAN

12.	SHARES SUBJECT TO RIGHT OF FIRST REFUSAL AND BRING ALONG

12.1. Notwithstanding anything to the contrary in the Articles of Association of the Company, none of the Optionees shall have a right of first refusal in relation with any sale of shares in the Company.

12.2. Unless otherwise determined by the Committee, until such time as the Company shall complete an IPO, an Optionee shall not have the right to sell Shares issued upon the exercise of an Option within six (6) months and one day of the date of exercise of such Option or issuance of such Shares. Unless otherwise determined by the Committee, until such, time as the Company shall complete an IPO, the sale of Shares issuable upon the exercise of an Option shall be subject to a right of first refusal on the part of the Repurchaser(s), in accordance with the applicable provision set forth in the Company Articles of Association, in effect at the pertinent time and as amended from time to time.

12.3. Repurchaser(s) means (i) the Company, if permitted by applicable law, (ii) if the Company is not permitted by applicable law, then any affiliate of the Company designated by the Committee; or (iii) if no decision is reached by the Committee, then the Company’s existing shareholders (save, for avoidance of doubt, for other Optionees who already exercised their Options), pro rata in accordance with their shareholding.

12.4. Any sale of Shares issued under the ISOP by the Optionee that is not made in accordance with the ISOP or the Option Agreement or the Articles of Association of the Company, shall be null and void.

12.5. Prior to an IPO, and in addition to the right of first refusal, any transfer of Shares by an Optionee shall require the approval of the Board as to the identity of the transferee and as may be required under the Articles of Association. The Board may refuse to approve the transfer of Shares by an Optionee to any other person or entity the Board determined, in its discretion, may be detrimental to the Company, including without limitation to a competitor of the Company.

12.6. Notwithstanding anything herein to the contrary, the Optionee shall be bound by the “bring along” provisions of the Articles of Association and/or any agreement among the Company and all or substantially all of its shareholders, as in effect from time to time, to the effect that if, prior to the completion of the IPO, shareholders holding a certain percentage of the Company’s share capital (as set forth in such agreement) (“Proposing Holders”), elect to sell all of their equity securities in the Company to a third party, or agree to merge or consolidate the Company with or into another entity, and such sale or merger is conditioned upon the sale of all remaining stock of the Company to such third party, or to the agreement of all of the shareholders, the Optionees shall be required, if so demanded by the Proposing Holders, to sell or transfer all of their equity securities in the Company to such third party as stipulated in the Articles of Association or such other shareholders agreement referred to herein. If no specific percentage of Proposing Holders is stipulated in the Articles of Association or such a shareholders agreement, then the percentage for the purposes of this Section and for the purposes of Section 341 of the Companies Law shall be seventy percent (70%).

13.	DIVIDENDS

With respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Options) allocated or issued upon the exercise of Options purchased by the Optionee and held by the Optionee or by the Trustee, as the case may be, the Optionee shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Company’s Articles of Association (and all amendments thereto) and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

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ISRAELI 2010 SHARE OPTION PLAN

14.	CONDITIONS UPON ISSUANCE OF SHARES

14.1. Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

14.2. Investment Representations. As a condition to the exercise of an Option, the Committee may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

14.3. Lock Up. As a condition to the exercise of an Option the Optionee will sign and execute a lock up agreement, prohibiting the Optionee from, pledging, selling, contracting to sell, or otherwise dispose of or transfer any with respect to the Shares for such a period, and on such terms and conditions, as determined by the Board at its sole and absolute discretion.

15.	RESTRICTIONS ON ASSIGNABILITY AND SALE OF OPTIONS

15.1. Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee, or by his guardian or legal representative to the extent provided for herein. An Optionee may file with the Board a written designation of the beneficiary on such form as may be prescribed by the Board and may from time to time amend or revoke such designation. If no designated beneficiary survives the Optionee, then the executor or administrator of the Optionee estate shall be deemed to be the Optionee’s beneficiary.

15.2. As long as Options and/or Shares are held by the Trustee on behalf of the Optionee, all rights of the Optionee over the Shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or pursuant to the laws of descent and distribution.

16.	EFFECTIVE DATE AND DURATION OF THE ISOP

The ISOP shall be effective as of the day it was adopted by the Board and shall terminate at the end of ten (10) years from such day of adoption.

The Company shall obtain the approval of the Company’s shareholders for the adoption of this ISOP or for any amendment to this ISOP, if shareholders’ approval is necessary or desirable to comply with any applicable law, or if shareholders’ approval is required by any authority or by any governmental agencies or national securities exchanges.

17.	PURCHASE FOR INVESTMENT, REPRESENTATIONS

17.1. Upon the grant of Options to an Optionee or the issuance of Shares upon the exercise thereof, the Company shall obtain from the Optionee the representations and undertakings as follows, and any other representations and warranties that the Committee may deem advisable, and the giving of such representations and warranties by the Optionee shall be a condition precedent to Optionee’s right to receive the Option and/or be issued the Shares upon exercise thereof:

(a)	That the Optionee knows that there is no certainty that the exercise of the Options will be financially worthwhile. The Optionee thereby undertakes not to have any claim against the Company or any of its directors, employees, stockholders or advisors if it emerges, at the time of exercising the Options, that the Optionee’s investment in the Company’s Shares was not worthwhile, for any reason whatsoever.

THERACOAT LTD.

ISRAELI 2010 SHARE OPTION PLAN

(b)	That the Optionee knows and understands that his rights regarding the Options and the Shares are subject for all intents and purposes to the instructions of the Company’s documents of incorporation and to the agreements of the shareholders in the Company.

(c)	That the Optionee knows that in addition to the allocations set forth above, the Company has allocated and/or is entitled to allocate Options and Shares to other employees and other people, and the Optionee shall have no claim regarding such allocations, their quantity, the relationship among them and between them and the other shareholders in the Company, exercising of the options or any matter related to or stemming from them.

(d)	That the Optionee knows that neither this ISOP nor the grant of Option or Shares thereunder shall impose any obligation on the Company to continue the engagement of the Optionee, and nothing in this ISOP or in any Option or Shares granted pursuant thereto shall confer upon any Optionee any right to continue being engaged by the Company, or restrict the right of the Company to terminate such engagement at any time.

17.2. That the Optionee knows and agrees that it is possible that in the next future issuances by the Company of any additional share capital or other rights or securities convertible into or exchangeable for share capital of the Company, without consideration or for consideration, the price per share will be less than the price determined herein, and that in such event the Optionee will in no event be entitled to any right to full, ratchet anti-dilution protection.

18.	INABILITY TO OBTAIN AUTHORITY

The inability of the Company to obtain authority from any regulatory body having jurisdiction, or corporate organ which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

19.	AMENDMENTS OR TERMINATION

The Board may at any time, but when applicable, after consultation with the Trustee, amend, alter, suspend or terminate the ISOP. No amendment, alteration, suspension or termination of the ISOP shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Company, which agreement must be in writing and signed by the Optionee and the Company. Termination of the ISOP shall not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Options granted under the ISOP prior to the date of such termination.

20.	GOVERNMENT REGULATIONS

The ISOP, and the granting and exercise of Options hereunder, and the obligation of the Company to sell and deliver Shares under such Options, shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel or any other state having jurisdiction over the Company and the Optionee, and the Ordinance and to such approvals by any governmental agencies or national securities exchanges as may be required. Nothing herein shall be deemed to require the Company to register the Shares under the securities laws of any jurisdiction.

THERACOAT LTD.

ISRAELI 2010 SHARE OPTION PLAN

21.	CONTINUANCE OF EMPLOYMENT OR HIRED SERVICES

Neither the ISOP nor the Option Agreement with the Optionee shall impose any obligation on the Company or an Affiliate thereof, to continue any Optionee in its employ or service, and nothing in the ISOP or in any Option granted pursuant thereto shall confer upon any Optionee any right to continue in the employ or service of the Company or an Affiliate thereof or restrict the right of the Company or an Affiliate thereof to terminate such employment or service at any time.

22.	GOVERNING LAW & JURISDICTION

The ISOP shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the ISOP.

23.	INTEGRATION OF SECTION 102 AND TAX COMMISSIONER’S PERMIT

23.1. With regards to Approved 102 Options, the provisions of this ISOP and the Option Agreement shall be subject to the provisions of Section 102 and the ITA’s permit, and the said provisions and permit shall be deemed an integral part of this ISOP and of the individual Option Agreements with each Optionee.

23.2. Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in this ISOP or the individual Option Agreement of the Optionees, shall be considered binding upon the Company and the Optionees.

24.	TAX CONSEQUENCES

24.1. Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company and/or its Affiliates, the Trustee or the Optionee), hereunder, shall be borne solely by the Optionee. The Company and/or its Affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Optionee shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

24.2. The Company and/or, when applicable, the Trustee shall not be required to release any Share certificate to an Optionee until all required payments have been fully made.

25.	NON-EXCLUSIVITY OF THE ISOP

The adoption of the ISOP by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Options otherwise than under the ISOP, and such arrangements may be either applicable generally or only in specific cases.

For the avoidance of doubt, prior grant of options to Optionees of the Company under their employment agreements, and not in the framework of any previous option plan, shall not be deemed an approved incentive arrangement for the purpose of this Section 25.

THERACOAT LTD.

ISRAELI 2010 SHARE OPTION PLAN

26.	MULTIPLE AGREEMENTS

The terms of each Option may differ from other Options granted under the ISOP at the same time, or at any other time. The Board may also grant more than one Option to a given Optionee during the term of the ISOP, either in addition to, or in substitution for, one or more Options previously granted to that Optionee.

UROGEN PHARMA LTD.

(“COMPANY”)

2010 ISRAELI SHARE OPTION PLAN

(“PLAN”)

AMENDMENT

ADOPTED BY THE BOARD OF DIRECTORS ON MAY 25TH, 2016

1. Capitalized terms used herein and not otherwise defined shall have the respective meaning ascribed to them in the Plan.

2. Section 10.5.1 shall be replaced by the following wording:

“10.5.1	termination is without Cause, in which event any Vested Option still in force and unexpired may be exercised within a period of ninety (90) days after the date of such termination, and in case of retiring members of the board of directors, subject to Section 10.2 above, the earlier of (i) the closing of a Transaction, (ii) 3rd (third) anniversary of the retirement date, and (iii) 9 (nine) months following an IPO; or”

3. Section 11.4 will be added and shall read, as follows:

“11.4	In the event of Change of Control all unvested options shall immediately become fully vested in their entirety.

“Change of Control” means any of the following events: (a) sale of all or substantially all of the shares of the Company; or (b) a merger, consolidation, reorganization of the Company or a similar business combination, in which the Company is not the surviving entity; or (c) the sale, transfer or other disposition of all or substantially all of the Company’s assets or, all or substantially all of the shares of the Company are to be exchanged for securities of another Company.”

4. Section 11.5 will be added and shall read, as follows:

“11.5	Cashless (Net) Exercise. In the event of Change of Control, in lieu of cash payment method, the Optionee may elect, at any time, to exchange the Options for a number of Shares equal to the increase in value of the Shares otherwise purchasable hereunder on the date of exchange (“Cashless (Net) Exercise”). If the Optionee elects to exchange the Options as provided in this Section 11.5, the Optionee shall tender to the Company the Options along with the notice of exercise, and the Company shall issue to the Optionee the number of Shares computed using the following formula:

X =	Y (A-B)
A

Where:	X =	the number of Shares to be issued to the Optionee.

	Y =	a number of Shares purchasable under the Options (as adjusted to the date of such calculation, but excluding those shares already issued under the Options).

	A =	the Fair Market Value (as defined below) of one share of the Company’s Shares.

	B =	Exercise Price (as adjusted to the date of such calculation).

“Fair Market Value” of a Share shall mean:

(i)	Except as set forth in paragraph (ii) (below), if the exercise of this Options is immediately prior to a Transaction, then the price per share paid by purchaser of the Company’s securities (or deemed price per share paid for the Company’s assets).

(ii)	If the Exercise Date is the closing of the IPO then the IPO price per share in such offering.

5. This Amendment shall apply to all grants made under the Plan.

6. Except as specifically provided herein, there are no other amendments to the Plan. The Plan, as amended hereby, shall continue in full force and effect. In the event of contradiction between any provision of the Plan and this Amendment thereto as set forth herein, this Amendment shall prevail.

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